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                         NUTTER, MCCLENNEN & FISH, LLP

                                ATTORNEYS AT LAW

                            ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110-2699

                TELEPHONE: 617 439-2000 FACSIMILE: 617 973-9748


CAPE COD OFFICE                                               DIRECT DIAL NUMBER
HYANNIS, MASSACHUSETTS


                                                                  (617) 439-2459
                                                                  E-MAIL ADDRESS
                                                                  kmk@nutter.com
                                                                  --------------

                               September 12, 2000


Mayer, Brown & Platt
675 Broadway
New York, NY 10019-5820


Dear Sirs:

     We understand that the trustees of Morgan Stanley Dean Witter Tax-Exempt Securities Trust, a Massachusetts business trust (the "Trust"), intend, on or about September 13, 2000, to cause to be filed on behalf of the Trust a Registration Statement on Form N-14 (the "Registration Statement") in connection with the acquisition (the "Acquisition") by the Trust of substantially all the assets of Morgan Stanley Dean Witter Municipal Income Trust ("MIT"), in exchange for shares of beneficial interest of the Trust (the "Shares"), and the assumption by the Trust of certain stated liabilities of MIT pursuant to an Agreement and Plan of Reorganization dated as of August 24, 2000 between the Trust and MIT (the "Agreement"). We further understand that the Shares will be issued pursuant to the Agreement.

     You have requested that we act as special counsel to the Trust with respect to the laws of the Commonwealth of Massachusetts on certain specified matters, and in such capacity we are furnishing you with this opinion. You have not asked for, and we do not offer, an opinion on any other matter or transaction related to the Trust, MIT, the Acquisition, the Agreement or any matter related thereto, except as specifically set forth below.

     The Trust is a business trust created under an Agreement and Declaration of Trust finally executed, delivered and filed in Boston, Massachusetts on April 6, 1987 (as amended, the "Trust Agreement"). The Trustees of the Trust (as defined in the Trust Agreement) (the "Trustees") have the powers set forth in the Trust Agreement, subject to the terms, provisions and conditions provided therein.

     In connection with our opinions delivered herein, we have examined the following items some of which have been provided to us by, or on behalf of, you: (i) a copy of the Agreement in the form to be executed by the Trust and MIT; (ii) a copy of the Trust Agreement; (iii) a copy of the Amended and Restated By-laws of the Trust effective as of May 1, 1999; (iv) a Certificate of Legal Existence for the Trust provided by the Secretary of State of the Commonwealth of Massachusetts dated September 11, 2000; and (v) copies of the Registration Statement on Form N-14 to be filed by the Trust and the Trust's current Prospectus and Statement of Additional Information.

     In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures, (ii) the

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authenticity, completeness and continued effectiveness of all documents or copies furnished to us, (iii) that resolutions approving the Registration Statement, the Acquisition and the Agreement have been duly adopted by the Trustees, (iv) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above, and (v) that the by-laws filed as an exhibit to the Registration Statement have been duly adopted by the Trustees. We have also examined such questions of law as we have concluded necessary or appropriate for purposes of the opinions expressed below. Where documents are referred to in resolutions approved by the Trustees, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement, or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above. We understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

     Based upon the foregoing, and with respect to Massachusetts law only (except that no opinion is herein expressed with respect to compliance with the Massachusetts Uniform Securities Act), to the extent that Massachusetts law may be applicable, and without reference to the laws of any of the other several states or of the United States of America, including State and Federal securities laws, we are of the opinion that:

          1. The Trust is a business trust with transferable shares, organized in compliance with the requirements of The Commonwealth of Massachusetts, and the Trust Agreement is legal and valid.

          2. The Shares to be issued as described in the Registration Statement, including any Exhibits thereto, have been duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Agreement, will be validly issued, fully paid and nonassessable (except for the potential liability of shareholders described in the Trust's current Statement of Additional Information dated February 24, 2000, under the caption "Capital Stock and Other Securities").

     We understand that you will rely on this opinion solely in connection with your opinion to be filed with the Securities and Exchange Commission as an Exhibit to the Registration Statement. We hereby consent to such use of this opinion and we also consent to the filing of said opinion with the Securities and Exchange Commission. In so consenting, we do not thereby admit to be within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,

                                        /s/ Nutter, McClennen & Fish, LLP
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                                        NUTTER, MCCLENNEN & FISH, LLP

JFM/KMK

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